                                                                    EXHIBIT 10.2

                                    AGREEMENT

               This Agreement (the "Agreement") sets forth the terms and conditions upon which AVAX Technologies, Inc., a Delaware corporation ("AVAX"), and David R. Klatzmann, an individual ("Klatzmann") and Jean-Loup Salzmann, an individual ("Salzmann") (collectively, Klatzmann and Salzmann are referred to herein as the "Contributors"), agree to (i) resolve the Contributors' Tax Matter (as defined below) and (ii) amend the Contribution Agreement (as defined below) pursuant to Section 13.8 thereto. (Capitalized terms used herein but not defined herein shall have the meaning attributed to them in the Contribution Agreement).

                                     RECITAL

               On July 17, 2000, AVAX and the Contributors, among others, entered into that certain Stock Contribution Agreement (the "Contribution Agreement") relating to the contribution of all of the Contributors' interest in and to Genopoietic, S.A. and GPH, S.A. (which interests comprise roughly eighty-three percent (83%) of all of the issued and outstanding capital stock of such companies) to AVAX in exchange for AVAX Stock. In a side letter to the Contribution Agreement dated July 17, 2000 (the "Side Letter"), AVAX and the Contributors agreed to use commercially reasonable efforts to provide that, as of September, 2001, the Contributors will have the ability to pay their capital gains tax liability, if any, owing to the French tax authorities as a result of the Contributors' acquisition pursuant to the Contribution Agreement of an aggregate amount of 659,756 shares of AVAX Stock ("Contributors' AVAX Stock") (the "Tax Matter"). The Contributors' collective tax obligation as a result of the Tax Matter will be calculated by multiplying 659,756 times the closing price of the shares ("Closing Price") of AVAX Technologies, Inc. traded on the NASDAQ small cap market on the Closing Date, and then multiplying this result by zero point two six (0.26) (the "Capital Gains Tax").

               NOW, THEREFORE, in consideration for the premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. AMENDMENTS TO CONTRIBUTION AGREEMENT.

         (A) The parties hereto agree that Section 1.2 of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

                    "SECTION 1.2 CONTRIBUTION CONSIDERATION. Subject to the terms and conditions of this Agreement, the consideration to be delivered to the Contributors by the Recipient in exchange for the Shares (the "CONTRIBUTION CONSIDERATION") shall be deliverable as follows:

                             (a) ESCROW STOCK CONSIDERATION. At the Closing,
                    Recipient shall deliver to the Escrow Agent (as defined in the Escrow Agreement) to be held in escrow: (i) as partial consideration for twenty-three (23) of the Holdings Shares and one thousand nine hundred forty-eight (1,948) of the Contributors' Subsidiary Shares to be delivered to Recipient by Prof. Salzmann at the Closing, stock certificates payable to Escrow Agent for the benefit of Prof. Salzmann and AVAX representing two hundred thousand (200,000) restricted shares of AVAX Stock with an aggregate market value of One Million Seven Hundred Seventy-Five Thousand and 00/100 United States Dollars (US $1,755,000.00) as of the close of trading on July 11, 2000; and (ii) as partial consideration for twenty-three (23) of the Holdings Shares and one thousand nine hundred forty-eight (1,948) of the Contributors' Subsidiary Shares to be delivered to Recipient by Prof. Klatzmann at the Closing, stock certificates payable to Escrow Agent for the benefit of Prof. Klatzmann and AVAX representing two hundred thousand (200,000) restricted shares of AVAX Stock with an aggregate market value of One Million Seven Hundred Seventy-Five Thousand and 00/100 United States Dollars (US $1,755,000.00) as of the close of trading on July 11, 2000 (collectively and together with sufficient stock transfer forms duly executed in blank, the "ESCROW STOCK CONSIDERATION"). The Escrow Stock Consideration shall be held in escrow in accordance with the Escrow Agreement substantially in the form attached hereto as EXHIBIT F (the "ESCROW AGREEMENT") for the benefit of AVAX and the Contributors for a period of thirty-six (36) months commencing on the Closing Date (the "ESCROW PERIOD") and shall be distributed to the Contributors by the Escrow Agent upon the expiration of the Escrow Period, subject to the provisions of the Escrow Agreement and Section 11.3(d) hereof.

                             (b) ESCROW TAX STOCK CONSIDERATION. At the Closing,
                    Recipient shall deliver to Escrow Agent to be held in escrow: (i) as partial consideration for the remaining twenty-four (24) Contributors' Holdings Shares and one thousand nine hundred forty-eight (1,948) Contributors' Subsidiary Shares to be delivered to Recipient by Prof. Salzmann at the Closing, stock certificates payable to Escrow Agent for the benefit of Prof. Salzmann and AVAX representing thirty-three thousand four hundred twenty-two (33,422) restricted shares of AVAX Stock with an aggregate market value of Two Hundred Ninety-Six Thousand Six Hundred Twenty and 25/100 United States Dollars (US $296,620.25) as of the close of trading on July 11, 2000; and (ii) in consideration for remaining twenty-three (23) Contributors' Holdings Shares and one thousand nine hundred forty-eight (1,948) Contributors' Subsidiary Shares to be delivered to Recipient by Prof. Klatzmann at the Closing, stock certificates payable to Escrow Agent for the benefit of Prof. Klatzmann and AVAX representing twenty-six thousand three hundred thirty-four (26,334) restricted shares of AVAX Stock with an aggregate market value of Two Hundred Thirty-Three Thousand Seven Hundred Fourteen and 25/100 United States Dollars (US $233,714.25) as of the close of trading on July 11, 2000 (collectively and together with sufficient stock transfer forms duly executed in blank, the "ESCROW TAX STOCK CONSIDERATION"). The Escrow Tax Stock Consideration shall be held in escrow in accordance with the Escrow Agreement for the benefit of AVAX and the Contributors until such time as the Escrow Agent receives joint written instructions from AVAX and both of the Contributors related to the proper distribution of such Escrow Tax Stock Consideration.

                             (c) CASH CONSIDERATION. At the Closing, Recipient
                    shall deliver: (i) to Prof. Klatzmann, a check in the amount of Two Thousand Five Hundred and 00/100 United States Dollars (US $2,500); and (ii) to Prof. Salzmann, a check in the amount of Two Thousand Five Hundred and 00/100 United States Dollars (US $2,500) (collectively, the "CASH CONSIDERATION").

                             (d) ESCROW INTELLECTUAL PROPERTY STOCK
                    CONSIDERATION. At the Closing, Recipient shall deliver to the Escrow Agent to be held in escrow: (i) stock certificates payable to Escrow Agent for the benefit of Prof. Salzmann and AVAX representing one hundred thousand (100,000) restricted shares of AVAX Stock with an aggregate market value of Eight Hundred Eighty-Seven Thousand Five Hundred and 00/100 United States Dollars (US $887,500.00) as of the close of trading on July 11, 2000; and (ii) stock certificates payable to Escrow Agent for the benefit of Prof. Klatzmann and AVAX representing one hundred thousand (100,000) restricted shares of AVAX Stock with an aggregate market value of Eight Hundred Eighty-Seven Thousand Five Hundred and 00/100 United States Dollars (US $887,500.00) as of the close of trading on July 11, 2000 (collectively and together with sufficient stock transfer forms duly executed in blank, the "ESCROW INTELLECTUAL PROPERTY STOCK CONSIDERATION"). The Escrow Intellectual Property Stock Consideration shall be held in escrow by the Escrow Agent in accordance with the Escrow Agreement for the benefit of AVAX and the Contributors and shall be distributed to the Contributors when and if the Contributors are able to obtain the Resolution of the Intellectual Property Issue (as defined in Article XII hereof) on or before the date that is twenty-four (24) months after the Closing Date.

                             (e) EARN OUT CONSIDERATION; RIGHTS AGREEMENT. At
                    the Closing, Recipient shall deliver to each of Prof. Salzmann and Prof. Klatzmann, as an earn-out payment, a Rights Agreement substantially in the form attached hereto as EXHIBIT G ("RIGHTS AGREEMENT")."

         (B) The parties hereto agree that the following Section 4.35 is added to the Contribution Agreement:

               "4.35 PROGENICS TERMINATION. As of the Closing Date, the Progenics Termination has been duly and validly executed by all parties thereto, is in full force and effect and is binding on each of the parties thereto. A facsimile copy of the Progenics Termination executed by Progenics has previously been delivered by Prof. Klatzmann to Recipient. The Contributors will deliver to Recipient the original execution copy of the Progenics Termination within thirty (30) days after the Closing Date."

         Except as modified herein, the Contribution Agreement shall remain in full force and effect.

         SECTION 2. TREATMENT OF TAX MATTER. AVAX hereby agrees that it will take the action described in one (1) of the steps described in Section A or Section B below, at its sole option.

         A.    IF AVAX ELECTS TO DEVELOP A PLAN FOR SALE OF STOCK.

               Upon appropriate documentation of the Contributors' Capital Gains Tax liability reasonably acceptable to AVAX, AVAX may elect to develop a plan ("Plan") whereby it is reasonably anticipated that the Contributors will be able to sell that number of shares (the "Tax Payment Shares") of AVAX Stock that will enable the Contributors to pay their Capital Gains Tax to the French government in September of 2001 and to realize a net value per share of AVAX Stock of no less than eighty percent (80%) of the Closing Price ("Minimum Price"). The Plan may be implemented by AVAX at any time during the period beginning on the date that the precise Capital Gains Tax can be calculated (presumably the Closing
Date) and ending fifteen (15) days prior to the date on which the Contributors actually pay the Capital Gains Tax to the French tax authorities. The Plan will include freeing the Tax Payment Shares from the "lock-up" restriction contained in the Contribution Agreement and, at AVAX's option, causing the Tax Payment Shares to be "registered" with the U.S. Securities and Exchange Commission. If AVAX elects to develop such a Plan and it is reasonably anticipated that the Contributors will realize net per share proceeds from the sale of their Tax Payment Shares of no less than the Minimum Price, then the Contributors will have the option of whether to proceed with the Plan or not, in accordance with the following:

         1. IF THE CONTRIBUTORS ELECT TO PROCEED WITH THE PLAN. If the Contributors elect to proceed with the Plan, then AVAX shall arrange for the sale of the Tax Payment Shares, beginning with the Escrow Tax Stock Consideration, the Escrow Intellectual Property Stock Consideration and the Escrow Stock Consideration, in that order, and the proceeds of such sale shall be used by the Contributors to pay the Contributors' actual capital gains tax liability as a result of their receipt of AVAX Stock pursuant to the Contribution Agreement. In such event, AVAX shall have a lien against any and all shares of AVAX Stock to be received by the Contributors pursuant to either of the Rights Agreements and such shares shall be made available to and used by the Escrow Agent to replace the Tax Payment Shares. In the event the Escrow Period has terminated and the Escrow Agent shall have delivered to AVAX all of the Escrow Stock Consideration then remaining in escrow, then, upon achievement of any Milestone(s), AVAX shall be entitled to retain that number of shares of AVAX Stock that were withdrawn from escrow as Tax Payment Shares and shall promptly deliver to the Contributors any excess shares of AVAX Stock owing to the Contributors. In the event the Escrow Period has terminated and the Escrow Agent shall not have delivered to AVAX all of the Escrow Stock Consideration then remaining in escrow, then, upon achievement of any Milestone(s), the Contributors shall be entitled to receive all shares of AVAX Stock then owing to the Contributors as a result of the achievement of the Milestone(s).

               Within ten (10) days of the Contributors' paying their capital gains tax to the French authorities in 2001, the Contributors shall provide AVAX with a copy of each of their capital gains tax returns showing the precise amount of the capital gains tax actually paid by the Contributors. In the event the amount of capital gains tax actually paid by the Contributors is less than the amount of the Capital Gains Tax, then the Contributors shall immediately pay to AVAX a fee in the amount of the difference, which amount shall immediately become the sole and exclusive property of AVAX (a "Discrepancy Charge").

         2.    IF THE CONTRIBUTORS DO NOT ELECT TO PROCEED WITH THE PLAN.
If the Contributors do not elect to proceed with the Plan, then AVAX shall be relieved of, and the Contributors shall be deemed to have conclusively waived all rights with regard to, any obligation on the part of AVAX to assist the Contributors with regard to the Tax Matter and this Letter Agreement shall immediately terminate.

         B.    IF AVAX ELECTS NOT TO DEVELOP A PLAN FOR SALE OF STOCK.

               If AVAX elects not to develop a Plan, or is unable to develop such a Plan, then AVAX agrees that, upon appropriate documentation of the Contributors' Capital Gains Tax liability, AVAX will loan to the Contributors on commercially reasonable terms, including those set forth herein, an amount of United States Dollars equal to the Capital Gains Tax ("Loan") in exchange for the execution by each of the Contributors of a Promissory Note ("Note") and a Pledge Agreement ("Pledge Agreement"), each of which will be subject to the Uniform Commercial Code then effective in the state of Missouri and in form and substance reasonably satisfactory to AVAX. The proceeds of the Loan shall be used by the Contributors to pay the Contributors' actual capital gains tax liability as a result of their receipt of AVAX Stock pursuant to the Contribution Agreement. Interest on the Note shall begin to accrue immediately upon funding and shall be payable at a rate of five percent (5%) per annum. The principal amount of the Note, together with all interest due thereon, shall be due and payable on the day immediately preceding the date on which the Escrow Period (as defined in the Escrow Agreement) expires. The security for the Loan will be the Pledge Agreement, pursuant to which the Contributors will assign and pledge to AVAX, and grant AVAX a lien against, all of the Contributors' right, title and interest in and to all AVAX Stock received, or which may be received at some later date, by the Contributors pursuant to the Contribution Agreement and/or pursuant to either Rights Agreement. In the event shares of AVAX Stock are earned by the Contributors pursuant to the Rights Agreement upon achievement of any Milestone ("Milestone Shares"), such Milestone Shares shall be placed in escrow with the Escrow Agent and shall be held in escrow in accordance with and subject to both the Pledge Agreement and the Escrow Agreement and such shares of AVAX Stock shall be made part of the Escrow Tax Stock Consideration. If the Contributors sell shares of AVAX Stock to repay the Note (including interest thereon), the provisions of Section A1 (above) shall apply to any such sale.

               Upon timely repayment of the Note in full by the Contributors (including all interest thereon), the Pledge Agreement shall be terminated and any shares remaining in the Escrow Tax Stock Consideration (including any Milestone Shares) shall be promptly delivered to the Contributors and released from the escrow. In the event the Note is not repaid by the Contributors on or before expiration of the Escrow Period, then as its sole remedy against the Contributors for the Contributors' failure to repay the Note, AVAX shall be entitled to all right, title and interest in and to all shares of AVAX Stock held pursuant to the Escrow Agreement as well as all shares of AVAX Stock that, but for the execution of the Note and the Pledge Agreement, would otherwise have been delivered to, or might be earned by, either or both Contributors (including pursuant to the Rights Agreements) until AVAX has received that number of shares of AVAX Stock the fair market value of which equals the amount due by the Contributors pursuant to the Note.

               Within ten (10) days of the Contributors' paying their capital gains tax to the French authorities in 2001, the Contributors shall provide AVAX with a copy of each of their capital gains tax returns showing the precise amount of the capital gains tax actually paid by the Contributors. In the event the amount of capital gains tax actually paid by the Contributors is less than the amount of the Capital Gains Tax, then the Contributors shall immediately pay to AVAX a fee in the amount of the difference, which amount shall immediately become the sole and exclusive property of AVAX (a "Discrepancy Charge").

               In the event AVAX elects not to develop a Plan but is unable to fund the Loan to the Contributors, then AVAX agrees that upon the written request of the Contributors AVAX will use commercially reasonable efforts to allow the Contributors to sell shares of AVAX Stock held in escrow pursuant to the Escrow Agreement in accordance with the terms and conditions of Section A (above).

               AVAX agrees that the Chief Executive Officer will not use his discretionary powers under the AVAX Sales Policy to prevent the Contributors from selling those certain shares of AVAX Stock sufficient to enable the Contributors to pay in September of 2001 their actual capital gains tax liability as a result of their receipt of AVAX Stock pursuant to the Contribution Agreement; provided, however, that nothing contained herein shall be deemed to enable or permit the Contributors to violate applicable securities laws nor shall anything herein be deemed to require the Chief Executive Officer of AVAX to do anything that he believes, based on advice of counsel to AVAX, might be construed as potentially in conflict with any applicable law or regulation.

               In the event that AVAX funds the Loan, the parties agree to use commercially reasonable efforts to ensure the sale of shares of AVAX Stock owned by the Contributors necessary to pay back the Loan (together with all interest thereon).

               In the event that at the time the Contributors are obligated to repay the Loan (together with interest thereon) the shares of AVAX Stock have a value below the Minimum Price per share, AVAX agrees to use commercially reasonable efforts to allow the Contributors to find alternate financing sources to repay the Loan (together with all interest thereon).

                                 --------------

               In the event that the Contributors do not pay any capital gains tax on the acquisition of AVAX Stock at any time during 2001, AVAX will have no obligation under this Agreement. In the event that the Contributors sell shares of AVAX Stock in accordance with Section A above and then do not pay the Capital Gains Tax to the French authorities in 2001, the Contributors shall immediately pay to AVAX one-half (1/2) of the amount received by them in exchange for the shares of AVAX Stock sold by them, which amount shall immediately become the sole and exclusive property of AVAX (a "Discrepancy Charge"). In the event that the Contributors receive a Loan from AVAX in accordance with Section B above and then do not pay the Capital Gains Tax to the French authorities in 2001, then the full amount of the Loan shall immediately be due and payable on January 1, 2002, and the Contributors shall immediately repay the full amount of the Loan (with interest) to AVAX plus all of AVAX's reasonable fees (including attorneys fees) and expenses in making the Loan to the Contributors.

               In the event that circumstances giving rise to a Discrepancy Charge hereunder are caused because of an action on the part of the French government that occurs between the date hereof and September of 2001 and reduces the capital gains tax rate generally applicable to transactions of the nature contemplated in the Contribution Agreement, then the Contributors shall be relieved of their obligation to pay to AVAX such Discrepancy Charge; provided, however, that the Contributors shall immediately place into escrow, subject to the Escrow Agreement, all proceeds of any nature whatsoever received by them (together with any proceeds of proceeds and any interest earned thereon) ("Proceeds"), which Proceeds shall, at AVAX's option, be deemed to replace any shares of AVAX Stock that have previously been withdrawn from escrow in accordance with the terms hereof or shall be used to pay down any amount then-owing to AVAX by the Contributors, including all principal and interest outstanding pursuant to any Loan.

               In the event that the Contributors discover that their capital gains tax liability to the French government upon their receipt of the 659,756 shares of AVAX Stock pursuant to the Contribution Agreement will be less than the Capital Gains Tax, they will notify AVAX in writing within five (5) days of such discovery (a "Tax Notice"). In the event that AVAX receives such a Tax Notice prior to the time when AVAX begins the implementation a Plan or funds the Loan, the Contributors shall be relieved of their obligation to pay to AVAX the relevant Discrepancy Charge; provided, however, that AVAX is given reasonable advance notice to enable AVAX to reduce the amount of the Loan and/or to reduce the number of shares of the Contributors' AVAX Stock sold pursuant to a Plan.

               The parties agree that this letter agreement satisfies the condition to Closing contained in the Side Letter, and the Side Letter is hereby terminated and of no further force or effect.

               In addition, the Contributors hereby waive the condition to Closing contained in Section 9.6(g) of the Contribution Agreement.

               IN WITNESS WHEREOF, the Contributors and AVAX have caused this Agreement to be executed as of this ____ day of August, 2000.


AVAX TECHNOLOGIES, INC., a Delaware
Corporation ("AVAX")

By:
   ---------------------------------------------
Name:   Jeffrey M. Jonas, M.D.
Title:  President and Chief Executive Officer


GPH, S.A., a French SOCIETE ANONYME ("Holdings")

By:
   ---------------------------------------
Name:   Charles Salzmann
Title:  President Directeur General


GENOPOIETIC, S.A., a French SOCIETE
ANONYME ("Subsidiary")

By:
   ---------------------------------------
Name:   Charles Salzmann
Title:  President Directeur General


------------------------------------
PROF. JEAN-LOUP SALZMANN, an individual
and resident of Paris, France


------------------------------------
PROF. DAVID ROBERT KLATZMANN, an individual and resident of Paris, France